Exhibit 10.35

OPTION AGREEMENT

Made as of July 6, 2010

BETWEEN

GOLDEN PHOENIX MINERALS, INC.

AND

MHAKARI GOLD (NEVADA) INC.

OPTION AGREEMENT

THIS AGREEMENT made as of the 6th day of July, 2010.

B E T W E E N :

GOLDEN PHOENIX MINERALS, INC.

a corporation existing under the laws of the State of Nevada

(hereinafter referred to as the "Optionee")

- and -

MHAKARI GOLD (NEVADA) INC.

a corporation existing under the laws of the State of Nevada

(hereinafter referred to as the "Optionor")

RECITALS:

WHEREAS the Optionor owns or has an exclusive option over those mineral property interests comprising the Mhakari Claims Excluding Vanderbilt (as defined below);

AND WHEREAS the Optionor wishes to grant to the Optionee an option (the "Option") to acquire up to an undivided 80% interest in the Mhakari Claims Excluding Vanderbilt (the "Optioned Assets") upon the terms and subject to the conditions hereinafter contained;

AND WHEREAS the Optionor is a wholly-owned subsidiary of Mhakari Gold Corp. ("Mhakari"), a corporation existing under the laws of the Province of Ontario.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and the sum of $1.00 and other good and valuable consideration paid by each of the parties hereto to each of the other parties hereto (the receipt and sufficiency of which are hereby acknowledged), it is agreed among the parties hereto as follows:

ARTICLE 1
INTERPRETATION

1.1           Defined Terms

In this Agreement and in the schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms and expressions will have the following meanings:

(a)
"Asset Purchase Agreement" means the asset purchase agreement between the Optionor and the Optionee dated the date hereof, pursuant to which the Optionee has agreed to purchase up to an eighty percent (80%) interest in all of the Optionor's right, title and interest in and to the Mhakari Vanderbilt Properties.

(b)	"Business Day" means any day other than a day which is a Saturday, a Sunday or a statutory holiday in the state of Nevada.

(c)	"Consideration Shares" shall have the meaning ascribed to such term in Section 2.2(c) of this Agreement.

(d)
"Encumbrances" means mortgages, charges, pledges, royalties, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing.

(e)
"Environmental Damage" means any creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Mhakari Claims Excluding Vanderbilt.

(f)
"Environmental Laws" means applicable common law and any federal, state, municipal or local law, statute, by-law, ordinance, regulation, rule, order, decree, permit, agreement, judicial or administrative decision, injunction or legally binding requirement of any governmental entity which relates to or otherwise imposes liability or standards of conduct concerning discharges, spills, releases or threatened releases of noises, odours or any substances into, or the presence of noises, odours or any substances in, ambient air, ground or surface water or land, municipal or other works (including sewers and storm drains) or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, discharge, release, disposal, clean up, transport or handling of substances, as in effect on the date hereof.

(g)	"Exchange Act" means the United States Securities Act of 1934, as amended.

(h)	"Forced Conversion" shall have the meaning ascribed to such term in Section 2.2(c) of this Agreement.

(i)	"Governmental Charges" shall have the meaning ascribed to such term in Section 3.1(f)(i) of this Agreement.

(j)	"Indemnified Party" shall have the meaning ascribed to such term in Section 7.3 of this Agreement.

(k)	"Indemnifying Party" shall have the meaning ascribed to such term in Section 7.3 of this Agreement.

(l)	"Indemnity Claim" shall have the meaning ascribed to such term in Section 7.3 of this Agreement.

(m)	"Instalment" shall have the meaning ascribed to such term in Section 2.2(a) of this Agreement.

(n)	"Joint Venture" shall have the meaning ascribed to such term in Section 2.4(c) of this Agreement.

(o)	"Joint Venture Agreement" shall have the meaning ascribed to such term in Section 2.5 of this Agreement.

(p)	"JV Committee" shall have the meaning ascribed to such term in Section 2.5(c) of this Agreement.

(q)	"LOI" means the letter of intent entered into by the Optionor and the Optionee on April 16, 2010.

(r)
"Material Adverse Effect" means any change, effect, event or occurrence that is, or could reasonably be expected to be, material and adverse to the value or condition of the Optioned Assets or the Mhakari Claims Excluding Vanderbilt.

(s)	"Mhakari" means Mhakari Gold Corp., a corporation existing under the laws of the Province of Ontario.

(t)
"Mhakari Claims Excluding Vanderbilt" means the mineral properties owned or over which an exclusive option is held by the Optionor located in the State of Nevada, specifically excluding the Mhakari Vanderbilt Properties, as more particularly described in Schedule "A".

(u)
"Mhakari Vanderbilt Properties" means those mineral properties owned or over which an exclusive option is held by the Optionor located in the State of Nevada as more particularly described in the Asset Purchase Agreement.

(v)	"Option" shall have the meaning ascribed to such term in the recitals to this Agreement.

(w)	"Optioned Assets" shall have the meaning ascribed to such term in the recitals to this Agreement.

(x)	"Optionee" shall have the meaning ascribed to such term in the recitals to this Agreement.

(y)	"Optionor" shall have the meaning ascribed to such term in the recitals to this Agreement.

(z)
"person" means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and any other form of entity or organization.

(aa)	"Purchase Price" means, collectively, the obligation of the Optionee to complete the cash payments, share issuances and work expenditures identified in Section 2.2 below.

(bb)	"Scorpio Gold" means Scorpio Gold Corporation, a corporation existing under the laws of the Province of British Columbia.

(cc)	"Scorpio Gold Joint Venture Agreement" means the joint venture agreement between the Optionee and Scorpio Gold, as amended.

(dd)	"SEC" means the United States Securities and Exchange Commission.

(ee)	"Securities Act" means the United States Securities Act of 1933, as amended.

(ff)	"Third Party Liability" shall have the meaning ascribed to such term in Section 7.3(b) of this Agreement.

(gg)	"Transfer Documents" means:

(i)	all conveyance documents required to transfer title to the Optioned Assets, duly executed by the Optionor;

(ii)	all documents necessary to discharge any Encumbrance registered against the Optioned Assets; and

(iii)	all other documents required or contemplated to be delivered to the Optionee to transfer title to the Optioned Assets hereunder.

(hh)	"Transfer Date" means the date upon which an undivided 80% interest in the Optioned Assets is transferred to the Optionee.

(ii)
"Vanderbilt Option Agreement" means the option agreement dated June 19, 2009 between John Path, as optionor, and Mhakari, as optionee, pursuant to which Mhakari received an exclusive option over those mining interests comprising that part of the Mhakari Vanderbilt Properties identified at Schedule "A", such option agreement having subsequently been transferred and assigned by Mhakari to the Optionor.

(jj)	"Warrant" shall have the meaning ascribed to such term in Section 2.2(c) of this Agreement.

1.2           Best of Knowledge

Any reference herein to "the best of the knowledge" of the Optionor or Optionee, as applicable, will mean the actual knowledge of the senior officers of the relevant party and the knowledge which they would have if they had conducted a reasonably diligent inquiry into the relevant subject matter.

1.3           Schedules

The schedules which are attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof.

1.4           Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

1.5           Choice of Law and Attornment

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the federal laws of the United States applicable therein, and the parties hereby attorn to the non-exclusive jurisdiction of the courts of such state.

1.6           Interpretation Not Affected by Headings or Party Drafting

The division of this Agreement into articles, sections, paragraphs, subparagraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and the schedules hereto and not to any particular article, section, paragraph, subparagraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.  Each party hereto acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this Agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

1.7           Number and Gender

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)	words in the singular number include the plural and such words shall be construed as if the plural had been used;

(b)	words in the plural include the singular and such words shall be construed as if the singular had been used, and

(c)
words importing the use of any gender shall include all genders where the context or party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

1.8           Time of Essence

Time shall be of the essence hereof.

ARTICLE 2
PURCHASE AND SALE

2.1           Optioned Assets

On the terms and subject to the fulfillment of the conditions hereof, the Optionor hereby grants to the Optionee the Option to acquire the Optioned Assets.

2.2           Purchase Price

The purchase price payable by the Optionee to the Optionor to exercise the Option will be as follows:

(a)
the Optionee shall pay to the Optionor, or any nominee that the Optionor may direct, the sum of seventy five thousand dollars ($75,000), such amount to be payable in three equal monthly instalments of twenty five thousand dollars ($25,000) (each an "Instalment"), with the first Instalment payable upon the signing of this Agreement, and the remaining two Instalments payable thirty (30) and sixty (60) days, respectively, from the signing of this Agreement;

(b)	payment of the Optionor's reasonable legal fees and disbursements upon signing of this Agreement;

(c)
upon signing of this Agreement, the Optionee shall issue to the Optionor, or any nominee that the Optionor may direct: (i) five million (5,000,000) common shares (the "Consideration Shares") in the capital of the Optionee in the manner noted in Section 2.3 below; and (ii) five million (5,000,000) common share purchase warrants (each a "Warrant" and collectively the "Warrants"), whereby each Warrant shall entitle the holder to purchase one common share of the Optionee at a price of $0.05 for a period of five (5) years from the date of this Agreement.  Notwithstanding the foregoing, the Optionee shall have the right, upon written notice to the Optionor, to force the Optionor to exercise the Warrants in the event that the two hundred (200) day volume weighted average price of the Optionee's common shares is equal to fifteen cents ($0.15) (the "Forced Conversion"). In the event of a Forced Conversion, the Optionor shall have ninety (90) days from the time it receives the Forced Conversion notice to pay for the Warrants before they expire.

(d)	within six (6) months of signing this Agreement, the Optionee shall pay to the Optionor, or any nominee that the Optionor may direct, the sum of fifty thousand dollars ($50,000);

(e)	within twelve (12) months of signing this Agreement, the Optionee shall pay to the Optionor, or any nominee that the Optionor may direct, the sum of fifty thousand dollars ($50,000);

(f)
within twelve (12) months of signing this Agreement, the Optionee shall be required to expend no less than $150,000 in exploration and development expenditures (of which no more than $20,000 may be expended on permitting, claim, holding-related or insurance costs) on the Mhakari Claims Excluding Vanderbilt; and

(g)
within forty eight (48) months of signing this Agreement, the Optionee shall be required to expend no less than one million dollars ($1,000,000) in exploration and development expenditures (of which no more than sixty thousand dollars ($60,000) may be expended on permitting, claim, holding-related or insurance costs) on the Mhakari Claims Excluding Vanderbilt,

(collectively, the "Purchase Price").

For greater certainty, in the event that the Optionee fails to satisfy the Purchase Price by completing the foregoing cash payments, securities issuance and property expenditures within the above-noted time frame, except as contemplated pursuant to Section 2.5 below, this Agreement shall be deemed to have been terminated, all payments made to-date shall be forfeited to the Optionor, and no interest in the Optioned Assets shall be transferred to the Optionee.

The Optionee may accelerate any or all of such payments and, except as expressly noted above, any and all excess payments shall be carried forward and applied as a credit against payments that the Optionee is required to make in the succeeding period or periods.

The parties hereby recognize and agree to honour the existing net smelter return royalty affecting a portion of the Mhakari Claims Excluding Vanderbilt, all as more particularly described at Schedule "A".

2.3           Consideration Shares

The Consideration Shares issuable to the Optionor pursuant to Section 2.2(c) shall be issued as fully paid and non-assessable. The Optionor acknowledges that the Consideration Shares may be subject to regulatory hold periods, in which case the share certificates representing the Consideration Shares shall bear the appropriate legends; provided that, so long as in compliance with applicable federal and state securities laws, the maximum hold period shall be no longer than six months from the issue date, pursuant to Rule 144 promulgated under the Securities Act, as in effect on the date hereof.  The Optionee shall make all such filings and take all such further actions as may be necessary to ensure that the common stock of the Optionee shall remain validly designated for quotation on the OTC.BB. or another mutually agreed upon, recognized North American stock exchange or quotation system.  The Consideration Shares shall be adjusted in the event of a consolidation, share split or other similar event or in the event that the Optionee is acquired pursuant to a takeover, amalgamation or other similar transaction.

2.4           Exercise of Option and Transfer of Ownership Interest

(a)
Upon signing of this Agreement, the Optionee shall be designated the operator of the Mhakari Claims Excluding Vanderbilt in order that it may complete the exploration and development work required under Section 2.2, but it shall not receive any ownership interest in the Optioned Assets until the full exercise of the Option and satisfaction of the Purchase Price.

Upon satisfying the portions of the Purchase Price described in Sections 2.2(a) through to 2.2(f) above:

(b)	the Optionee shall receive a fifty-one percent (51%) voting interest in the Optioned Assets; and

(c)	the parties shall forthwith enter into a joint venture (the "Joint Venture") with respect to the Mhakari Claims Excluding Vanderbilt in accordance with the provisions of Section 2.5 below.

Upon satisfying the portion of the Purchase Price identified in Section 2.2(g) above, and thereby satisfying the Purchase Price in full:

(d)
the Optionee's ownership interest in the Mhakari Claims Excluding Vanderbilt shall be increased from fifty-one percent (51%) to eighty percent (80%), which interests shall be reflected in the Joint Venture; and

(e)	the Optionor shall file all Transfer Documents necessary to effect and record with the relevant government agencies the transfer of the ownership interest stipulated hereunder.

2.5           Joint Venture

(a)
Upon the Optionee attaining a 51% interest in the Optioned Assets in accordance with Section 2.2, the parties shall, acting reasonably and in good faith, enter into a definitive and binding joint venture agreement (the "Joint Venture Agreement") with respect to the Mhakari Claims Excluding Vanderbilt, which Joint Venture Agreement shall contain the customary terms, conditions, covenants, representations and warranties substantially reflecting the following terms:

(b)	The ownership structure of the Joint Venture shall be as follows:

Party	Timeline	Ownership Percentage
Golden Phoenix Minerals Inc.	Upon satisfying the portions of the Purchase Price described in Sections 2.2(a) throughError! Reference source not found. 2.2(f)	51%
	Upon satisfying the portion of the Purchase Price described in Section 2.2(g), and thereby satisfying the Purchase Price in full	80%
Mhakari Gold (Nevada) Inc.	Upon receiving the portions of the Purchase Price described in Sections 2.2(a) through 2.2(f)	49%
	Upon receiving the portion of the Purchase Price described in Section 2.2(g), and thereby receiving the Purchase Price in full	20%

(c)
Under the terms of the Joint Venture Agreement, the Optionee will assume day-to-day operational control of the Mhakari Claims Excluding Vanderbilt.  Questions relating to the structure, budget, funding and strategy of the Joint Venture and other considerations outside the ordinary course of business or day-to-day operation of the Joint Venture will be determined by a joint venture committee ("JV Committee") to be comprised of one representative of each of the Optionee and the Optionor.  Every question to determined by the JV Committee shall be decided by a majority of votes; a party owning greater than a 50% interest in the Joint Venture shall have the casting or tie-breaking vote in the event of an equality of votes on any question to be determined by the JV Committee.  The Joint Venture Agreement will contain customary terms and conditions and will provide that, should either party not contribute its proportionate share of required capital relative to its ownership interest in the Optioned Assets, its ownership interest shall be reduced on the basis of 1% for every $200,000 which such party fails to contribute toward the expenses of the Joint Venture.  Either party holding a minority interest in the Optioned Assets shall receive a "tag-along" right whereby the party holding such minority interest shall have the right to participate, on a pro rata basis, in a sale by the majority interest holder of all or any part of its interest in the Optioned Assets to a bona fide third party purchaser; provided that, upon either party being diluted to less than a 1% ownership interest in the Optioned Assets, such minority owner's interest shall be converted into a 1% net smelter return royalty (subject to an option in favour of the majority owner to acquire such royalty for an aggregate purchase price of $1,000,000), such net smelter return royalty being subject to the terms and conditions outlined at Schedule "B".

(d)	For any expenditures that the Optionor is required to contribute to the work program for the Joint Venture:

(i)	for any amount up to one hundred thousand dollars ($100,000), the Optionee shall provide the Optionor with sixty (60) days written notification;

(ii)
for any amount from one hundred thousand and one dollars ($100,001) to three hundred thousand dollars ($300,000), the Optionee shall provide the Optionor with one hundred and twenty (120) days written notification; and

(iii)	for any amount greater than five hundred thousand and one dollars ($500,001), the Optionee shall arrange financing if requested by the Optionor.

2.6           Exploration Work on the Mhakari Claims Excluding Vanderbilt

In order to allow the Optionee to complete the exploration and development work required under Section 2.2, upon signing of this Agreement, the Optionee and its employees, agents or nominees shall be granted the sole and exclusive right:

(a)	to enter upon the Mhakari Claims Excluding Vanderbilt;

(b)	to have exclusive and quiet possession thereof;

(c)	to explore, develop, diamond drill and do such other mining work thereon and thereunder as it thinks advisable;

(d)	to remove from the Mhakari Claims Excluding Vanderbilt and dispose of reasonable quantities of ores, concentrates, minerals and metals for the purposes of making assays or tests thereof; and

(e)	to bring upon and/or erect in and upon the Mhakari Claims Excluding Vanderbilt such mining plant, buildings, machinery, tools, appliances and/or equipment as may be deemed appropriate.

Both parties shall have equal access, in a timely manner, to all exploration data from any and all exploration and development work.

Mhakari shall have the opportunity to review and have reasonable input into any exploration and development work program that is proposed by Optionee to complete the exploration and development work required under Section 2.2.   Further, Mhakari shall reserve the right to obtain three (3) independent competitive quotes for such exploration and development work.  In the event that Mhakari exercises its option to obtain such independent quotes, the average dollar figure of the three (3) independent quotes shall be used on the exploration and development work program proposed by the Optionee.

2.7           Optionor's Option to Spend on Mhakari Claims Excluding Vanderbilt

(a)
Optionor reserves the right, at its sole option and upon thirty (30) days prior written notice to Optionee, to spend the following amounts on the Mhakari Claims Excluding Vanderbilt, and in the event that Mhakari spends the following amounts on the Mhakari Claims Excluding Vanderbilt, the Optionee shall be obligated to match such payments separate and above the expenditure obligations which form part of the Purchase Price:

Year	Amount Reserved by Mhakari to be Spent
1	$50,000
2	$75,000
3	$150,000

2.8           Payment of Taxes

The Optionee shall be liable for and shall pay all applicable federal and state land transfer taxes and all other taxes (other than income and capital gains taxes of the Optionor), properly payable upon and in connection with the conveyance and transfer of the Mhakari Claims Excluding Vanderbilt to the Optionee.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties by the Optionor

The Optionor hereby represents and warrants to the Optionee as follows, and confirms that the Optionee is relying upon the accuracy of each of such representations and warranties in connection with the purchase of the Optioned Assets and the completion of the other transactions hereunder:

(a)
Corporate Authority and Binding Obligation.  The Optionor has good right, full corporate power and absolute authority to enter into this Agreement and to sell, assign and transfer the Optioned Assets to the Optionee in the manner contemplated herein and to perform all of the Optionor's obligations under this Agreement.  The Optionor has taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of, this Agreement and the sale and transfer of the Optioned Assets by the Optionor to the Optionee.  This Agreement is a legal, valid and binding obligation of the Optionor, enforceable against it in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors' rights generally, and (ii) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

(b)
No Other Purchase Agreements.  Except for the net smelter return royalties otherwise described herein, no person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, for the purchase or other acquisition from the Optionor of any of the Mhakari Claims Excluding Vanderbilt, or any rights or interests therein.

(c)
Contractual and Regulatory Approvals.  The Optionor is not under any obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licences, certifications, authorizations or approvals of, or notifications to, any federal, state, municipal or local government or governmental agency, board, commission or authority are required to be obtained by the Optionor in connection with the execution, delivery or performance by the Optionor of this Agreement or the completion of any of the transactions contemplated herein.

(d)
Status and Governmental Licences.  The Optionor is a corporation duly incorporated and validly subsisting in all respects under the laws of its jurisdiction of incorporation.  The Optionor has all necessary corporate power to own the Optioned Assets to the extent that it presently has such ownership and to carry on its business as it is now being conducted.

(e)
Compliance with Constating Documents, Agreements and Laws.  The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Optionor, and the completion of the transactions contemplated hereby, will not constitute or result in a violation, breach or default, or cause the acceleration of any obligations, under:

(i)	any term or provision of the constating documents of the Optionor;

(ii)	the terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which the Optionor is a party or by which it is bound; or

(iii)
any term or provision of any licenses, registrations, or qualifications of the Optionor or any order of any court, governmental authority or regulatory body or any applicable law or regulation of any jurisdiction.

(f)	Tax Matters.

(i)
For the purposes of this Agreement, the term "Governmental Charges" means and includes all taxes, customs duties, rates, levies, assessments, reassessments and other charges, together with all penalties, interest and fines with respect thereto, payable to any federal, state, municipal, local or other government or governmental agency, authority, board, bureau or commission, domestic or foreign, in each case, relating to the Mhakari Claims Excluding Vanderbilt.

(ii)
The Optionor has paid all Governmental Charges which are due and payable by it on or before the date hereof. There are no actions, suits, proceedings, investigations, enquiries or claims now pending or made or, to the best of the knowledge of the Optionor, threatened against the Optionor in respect of Governmental Charges.

(g)
Litigation.  There are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Optionor) pending or, to the best of the knowledge of the Optionor, threatened in writing, by or against or affecting the Optionor which relate to the Mhakari Claims Excluding Vanderbilt, at law or in equity, or before or by any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which, in any case, could reasonably be expected to have a Material Adverse Effect on the Mhakari Claims Excluding Vanderbilt.

(h)
Title to Optioned Assets.  The Optionor is the recorded and beneficial owner of or has an exclusive option over all of the Mhakari Claims Excluding Vanderbilt, as more particularly described at Schedule "A", free and clear of any Encumbrances except those royalties listed at Schedule "A".

(i)
Mining Interests.  To the best of the Optionor's knowledge, the mineral interests comprising the Mhakari Claims Excluding Vanderbilt have been properly tagged, staked and recorded in accordance with the laws of the State of Nevada.  All assessment work has been performed, filed and recorded to maintain the mineral interests comprising the Mhakari Claims Excluding Vanderbilt in good standing in accordance with the laws of the State of Nevada.

(j)
Compliance with Laws.  The Optionor is not in violation in any material respect of any federal, state or other law, regulation or order of any government or governmental or regulatory authority, domestic or foreign, including, without limitation, Environmental Laws and any law, regulation or order relating to the Mhakari Claims Excluding Vanderbilt.  Further, the conditions existing on or with respect to the Mhakari Claims Excluding Vanderbilt are not in violation of any laws, including, without limitation, any Environmental Laws, nor causing or permitting any damage (including Environmental Damage) or impairment to the health, safety, or enjoyment of any person at or on the Mhakari Claims Excluding Vanderbilt or in the general vicinity of the Mhakari Claims Excluding Vanderbilt.

(k)
Complete Conveyance.  The Optioned Assets include all rights, properties, interests, assets (both tangible and intangible) and agreements necessary to enable the Optionee to carry on the exploration of the Mhakari Claims Excluding Vanderbilt in the same manner and to the same extent as it has been carried on by the Optionor prior to the date hereof.

(l)
Investment Representations.  In connection with the issuance of the Consideration Shares and Warrants contemplated hereunder: (i) such Consideration Shares and Warrants to be received by the Optionor will be acquired for the Optionor’s own account, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act; (ii) the Optionor is not a broker-dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered; (iii) the Optionor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act; (iv) the Optionor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Consideration Shares and Warrants and is able to bear the economic risk of an investment in the Consideration Shares and Warrants; and (v) is not acquiring the Consideration Shares or Warrants as a result of any “general solicitation” or “general advertising” (as such terms are defined in Regulation D promulgated under the Securities Act).

3.2           Representations and Warranties by the Optionee

The Optionee hereby represents and warrants to the Optionor as follows, and confirms that the Optionor is relying upon the accuracy of each of such representations and warranties in connection with the sale of the Optioned Assets and the completion of the other transactions hereunder:

(a)
Corporate Authority and Binding Obligation.  The Optionee is a corporation duly incorporated and validly subsisting in all respects under the laws of its jurisdiction of incorporation.  The Optionee has good right, full corporate power and absolute authority to enter into this Agreement and to purchase the Optioned Assets from the Optionor in the manner contemplated herein and to perform all of the Optionee's obligations under this Agreement.  The Optionee has taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement, the issuance of the Consideration Shares and the purchase of the Optioned Assets by the Optionee from the Optionor.  This Agreement is a legal, valid and binding obligation of the Optionee, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors' rights generally and the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

(b)
Contractual and Regulatory Approvals.  The Optionee is not under any obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licences, certifications, authorizations or approvals of, or notifications to, any federal, state, municipal or local government or governmental agency, board, commission or authority are required to be obtained by the Optionee in connection with the execution, delivery or performance by the Optionee of this Agreement or the completion of any of the transactions contemplated herein.

(c)
Compliance with Constating Documents, Agreements and Laws.  The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Optionee, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under:

(i)	any term or provision of the constating documents of the Optionee;

(ii)	the terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which the Optionee is a party or by which it is bound, or

(iii)
any term or provision of any licences, registrations or qualification of the Optionee or any order of any court, governmental authority or regulatory body or any applicable law or regulation of any jurisdiction.

(d)
Authorized and Issued Capital.  The Optionee is authorized to issue up to 400,000,000 common shares of which, as of the date hereof, 234,328,762 common shares are issued and outstanding. In addition, as of the date hereof, the Optionee has issued and outstanding 3,981,667 stock options and 29,582,258 common share purchase warrants.  Except as aforesaid, at the date hereof, there are no outstanding shares of the Optionee or options, warrants, rights or conversion or exchange privileges or other securities entitling anyone to acquire any shares of the Optionee or any other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by the Optionee of any shares of the Optionee or any securities convertible into, exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of the Optionee. All outstanding common shares in the capital of the Optionee have been duly authorized and validly issued, and are fully paid and non-assessable and are not subject to, nor have they been issued in violation of, any pre-emptive rights, and all common shares issuable upon exercise of outstanding stock options and common share purchase warrants in accordance with their respective terms will be duly authorized and validly issued, fully paid and non-assessable and will not be subject to any pre-emptive rights.

(e)
Absence of Liabilities.  Except as disclosed in the Form 10-Q for the most recent quarter ended, the Optionee has no liabilities, except those arising in the ordinary course of business and which in no event exceed $50,000 in the aggregate.

(f)
Legal Proceedings.  Except as disclosed in the Form 10-Q for the most recent quarter ended, the Optionor is not a party to any legal proceedings, and no such proceedings are, to the best of the Purchaser's knowledge, contemplated or threatened.

(g)
Compliance with Laws.  The Optionee is not in violation in any material respect of any federal, state or other law, regulation or order of any government or governmental or regulatory authority, domestic or foreign, including, without limitation, Environmental Laws and any law, regulation or order, and the Optionee has not received any notice from any federal, state or provincial government or regulatory authority with respect to a violation of any law, regulation or order.

(h)	Current Filings. The Optionee is current in all of its filings under the Exchange Act and it has not been informed by the SEC that any of its filings is under review.

(i)
Trading of Shares.  The common shares of the Optionee are quoted on the Over The Counter Bulletin Board under the symbol "GPXM.OB" and the Optionee has not received any notice of an intent to remove such quotation.

(j)
Scorpio Gold Joint Venture Agreement.  The Optionee has performed all of its obligations required to be performed by it and is entitled to all of the benefits under the Scorpio Gold Joint Venture Agreement.  The Scorpio Gold Joint Venture Agreement is in full force and effect unamended and no default exists on the part of the Optionee or Scorpio Gold.  The Optionee is not in default or in breach of the Scorpio Gold Joint Venture Agreement and there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach and the Scorpio Gold Joint Venture Agreement is in good standing.

ARTICLE 4
SURVIVAL AND LIMITATIONS OF REPRESENTATIONS AND WARRANTIES

4.1           Survival of Warranties by the Optionor

The representations and warranties made by the Optionor and contained in this Agreement, or contained in any document or certificate given in order to carry out the transactions contemplated hereby, will survive the closing of the purchase of the Optioned Assets  provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Optionee or any other person or any knowledge of the Optionee or any other person, shall continue in full force and effect for the benefit of the Optionee, subject to the following provisions of this section.

(a)	Except as provided in paragraph (b) of this section, no claim may be made or brought by the Optionee after the date which is thirty-six (36) months following the Transfer Date.

(b)
Any claim which is based upon or relates to the title to the Mhakari Claims Excluding Vanderbilt or which is based upon intentional misrepresentation or fraud by the Optionor may be made or brought by the Optionee at any time.

After the expiration of the period of time referred to in paragraph (a) of this section, the Optionor will be released from all obligations and liabilities in respect of the representations and warranties made by the Optionor and contained in this Agreement or in any document or certificate given in order to carry out the transactions contemplated hereby except with respect to any claims made by the Optionee in writing prior to the expiration of such period and subject to the rights of the Optionee to make any claim permitted by paragraph (b) of this section.

4.2           Survival of Warranties by Optionee

The representations and warranties made by the Optionee and contained in this Agreement, or contained in any document or certificate given in order to carry out the transactions contemplated hereby, will survive the closing of the purchase of the Optioned Assets provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Optionor or any other person or any knowledge of the Optionor or any other person, shall continue in full force and effect for the benefit of the Optionor, subject to the following provisions of this section.

(a)	Except as provided in paragraph (b) of this section, no claim may be made or brought by the Optionor after the date which is thirty-six (36) months following the Transfer Date.

(b)	Any claim which is based upon intentional misrepresentation or fraud by the Optionee may be made or brought by the Optionor at any time.

After the expiration of the period of time referred to in paragraph (a) of this section, the Optionee will be released from all obligations and liabilities in respect of the representations and warranties made by the Optionee and contained in this Agreement or in any document or certificate given in order to carry out the transactions contemplated hereby except with respect to any claims made by the Optionor in writing prior to the expiration of such period and subject to the rights of the Optionor to make any claim permitted by paragraph (b) of this section.

4.3           Limitations on Claims

(a)
Neither the Optionee nor the Optionor shall be entitled to make a claim if the Optionee or the Optionor, as applicable, has been advised in writing or otherwise has actual knowledge prior to the Transfer Date of the inaccuracy, non-performance, non-fulfillment or breach which is the basis for such claim and the Optionee or the Optionor, as applicable, completes the transactions hereunder notwithstanding such inaccuracy, non-performance, non-fulfillment or breach.

(b)
The amount of any damages which may be claimed by the Optionee or the Optionor, as applicable, pursuant to a claim shall be calculated to be the cost or loss to the Optionee or the Optionor, as applicable, after giving effect to:

(i)	any insurance proceeds available to the Optionee or the Optionor, as applicable, in relation to the matter which is the subject of the claim, and

(ii)
the value of any related, determinable tax benefits realized, or to be realized within a two year period following the date of incurring such cost or loss, by the Optionee or the Optionor, as applicable, in relation to the matter which is the subject of the claim.

(c)
Neither the Optionee nor the Optionor shall be entitled to make any claim until the aggregate amount of all damages, losses, liabilities and expenses incurred by the Optionee or the Optionor, as applicable, as a result of all misrepresentations and breaches of warranties contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby, after taking into account paragraph (b) of this section, is equal to $10,000.  After the aggregate amount of such damages, losses, liabilities and expenses incurred by the Optionee or the Optionor, as applicable, exceeds $10,000, the Optionee or the Optionor, as applicable, shall only be entitled to make claims to the extent that such aggregate amount, after taking into account the provisions of paragraph (b) of this section, exceeds $10,000.

ARTICLE 5
COVENANTS

5.1           Covenants by the Optionor

The Optionor covenants to the Optionee that it will do or cause to be done the following:

(a)
Investigation of Mhakari Claims Excluding Vanderbilt.  Prior to the Transfer Date, the Optionor will provide access to and will permit the Optionee, through its representatives, to make such investigation of the Mhakari Claims Excluding Vanderbilt as the Optionee deems reasonably necessary or advisable to familiarize itself with such matters.

(b)
Transfer of the Optioned Assets.  At or before the Transfer Date, the Optionor will cause all necessary steps and corporate proceedings to be taken in order to permit the transfer of the Optioned Assets.

5.2           Covenants by the Optionee

The Optionee covenants to the Optionor that it will do or cause to be done the following:

(a)
Work Assessment.  The Optionee shall perform such work, incur such expenditures and file all necessary assessment reports with the appropriate governmental authorities in order to maintain the Optioned Assets in good standing with such authorities as of and from the date hereof.  The Optionee shall also provide written records of its exploration and development expenditures on the Mhakari Claims Excluding Vanderbilt to the Optionor on a quarterly basis.

(b)
Listing of Consideration Shares and Warrants.  The Optionee shall make all such filings and take any such actions as may be necessary to maintain its common stock as designated for quotation on the OTC.BB, or such other North American stock exchange or quotation system as mutually agreed upon by the parties.

(c)
Confidentiality.  Prior to the Transfer Date and, if the transaction contemplated hereby is not completed, the Optionee will keep confidential all information obtained by it relating to the Mhakari Claims Excluding Vanderbilt, except such information which:

(i)	prior to the date hereof was already in the possession of the Optionee, as demonstrated by written records;

(ii)	is generally available to the public, other than as a result of a disclosure by the Optionee, or

(iii)	is made available to the Optionee on a non-confidential basis from a source other than the Optionor or its representatives.

The Optionee further agrees that such information will be disclosed only to those of its employees and representatives of its advisors who need to know such information for the purposes of evaluating and implementing the transaction contemplated hereby.

Notwithstanding the foregoing provisions of this paragraph, the obligation to maintain the confidentiality of such information will not apply to the extent that disclosure of such information is required in connection filings with securities regulatory authorities or filings with governmental or other applicable regulatory bodies relating to the transactions hereunder.  If the transactions contemplated hereby are not consummated for any reason, the Optionee will return forthwith, without retaining any copies thereof, all information and documents obtained from the Optionor.

(d)
Area of Interest Waiver from Scorpio Gold.  The Optionee will do all such acts and things necessary or desirable to obtain and receive an area of interest waiver from Scorpio Gold with respect to the Mhakari Claims Excluding Vanderbilt, in form and substance satisfactory to the Optionee and the Optionor.

(e)	Scorpio Gold Joint Venture Agreement. The Optionee will do all such acts and things as may be necessary or desirable to maintain the Scorpio Gold Joint Venture Agreement in good standing.

ARTICLE 6
CONDITIONS & CLOSING

6.1           Conditions to the Obligations of the Optionee

Notwithstanding anything herein contained, the obligation of the Optionee to complete the transactions provided for herein will be subject to the fulfillment of the following conditions at or prior to the Transfer Date, and the Optionor covenants to use its best efforts to ensure that such conditions are fulfilled.

(a)
Accuracy of Representations and Warranties and Performance of Covenants.  The representations and warranties of the Optionor contained in section 3.1 of this Agreement shall be true and accurate on the date hereof and at the Transfer Date with the same force and effect as though such representations and warranties had been made as of such date (except to the extent such representations and warranties are by their express terms made as of the date of this Agreement or another specific date, in which case such representations and warranties shall be true and correct of such date).  In addition, the Optionor shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the applicable date(s) for such performance.

(b)
Material Adverse Changes.   There will have been no change in the condition in the Mhakari Claims Excluding Vanderbilt, howsoever arising, except changes which have occurred in the ordinary course of business and which, individually or in the aggregate would not have a Material Adverse Effect, or changes resulting from the Optionee's negligence in conducting operations at the Mhakari Claims Excluding Vanderbilt.  Without limiting the generality of the foregoing, no damage to or destruction of any material part of the Mhakari Claims Excluding Vanderbilt shall have occurred, whether or not covered by insurance.

(c)
No Restraining Proceedings.  No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of counsel to the Optionee, is likely to result in an order, decision or ruling:

(i)	to disallow, enjoin, prohibit or impose any limitations or conditions on the purchase and sale of the Optioned Assets contemplated hereby or the right of the Optionee to own the Optioned Assets, or

(ii)	to impose any limitations or conditions which may have a Material Adverse Effect on the Mhakari Claims Excluding Vanderbilt.

(d)
Consents.  All consents required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding upon the parties hereto shall have been obtained.

(e)	Asset Purchase Agreement. The Optionor shall have entered into the Asset Purchase Agreement with the Optionee.

6.2           Waiver or Termination by Optionee

The conditions contained in section 6.1 hereof are inserted for the exclusive benefit of the Optionee and may be waived in whole or in part by the Optionee at any time.  The Optionor acknowledges that the waiver by the Optionee of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Optionor herein that corresponds or is related to such condition or such part of such condition, as the case may be.  If any of the conditions contained in section 6.1 hereof are not fulfilled or complied with as herein provided, the Optionee may, at or prior to the Transfer Date at its option, rescind this Agreement by notice in writing to the Optionor and in such event the Optionee shall be released from any further obligations hereunder and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Optionor, then the Optionor shall also be released from any further obligations hereunder.

6.3           Conditions to the Obligations of the Optionor

Notwithstanding anything herein contained, the obligations of the Optionor to complete the transactions provided for herein will be subject to the fulfillment of the following conditions at or prior to the Transfer Date, and the Optionee covenants to use its best efforts to ensure that such conditions are fulfilled.

(a)
Accuracy of Representations and Warranties and Performance of Covenants.  The representations and warranties of the Optionee contained in this Agreement or in any documents delivered in order to carry out the transactions contemplated hereby will be true and accurate on the date hereof and at the Transfer Date with the same force and effect as though such representations and warranties had been made as of such date (except to the extent such representations and warranties are by their express terms made as of the date of this Agreement or another specific date, in which case such representations and warranties shall be true and correct of such date).  In addition, the Optionee shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the applicable date(s) for such performance.

(b)
No Restraining Proceedings.  No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of counsel to the Optionor, is likely to result in an order, decision or ruling, to disallow, enjoin or prohibit the purchase and sale of the Optioned Assets contemplated hereby.

(c)
Consents.  All consents required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding upon the parties hereto shall have been obtained.

(d)	Scorpio Gold Area of Interest Waiver. The Optionee shall have received an area of interest waiver from Scorpio Gold with respect to the Mhakari Claims Excluding Vanderbilt.

(e)	Asset Purchase Agreement. The Optionee shall have entered into the Asset Purchase Agreement with the Optionor.

6.4           Waiver or Termination by Optionor

The conditions contained in section 6.3 hereof are inserted for the exclusive benefit of the Optionor and may be waived in whole or in part by the Optionor at any time.  The Optionee acknowledges that the waiver by the Optionor of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Optionee herein that corresponds or is related to such condition or such part of such condition, as the case may be.  If any of the conditions contained in section 6.3 hereof are not fulfilled or complied with as herein provided, the Optionor may, at or prior to the Transfer Date at its option, rescind this Agreement by notice in writing to the Optionee and in such event the Optionor shall be released from any further obligations hereunder and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Optionee, then the Optionee shall also be released from any further obligations hereunder.

ARTICLE 7
INDEMNIFICATION AND SET-OFF

7.1           Indemnity by the Optionor

(a)
The Optionor hereby agrees to indemnify and save the Optionee harmless from and against any claims, demands, actions, causes of action, damage, loss, deficiency, cost, liability and expense which may be made or brought against the Optionee or which the Optionee may suffer or incur as a result of, in respect of or arising out of:

(i)
any non-performance or non-fulfillment of any covenant or agreement on the part of the Optionor contained in this Agreement or in any document given in order to carry out the transactions contemplated hereby;

(ii)
any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Optionor contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby; or

(iii)	all reasonable costs and expenses including, without limitation, reasonable legal fees on a substantial indemnity basis, incidental to or in respect of the foregoing.

(b)	The obligations of indemnification by the Optionor pursuant to paragraph (a) of this section will be:

(i)	subject to the limitations referred to in section 4.1 hereof with respect to the survival of the representations and warranties by the Optionor; and

(ii)	subject to the limitations referred to in sections 4.3 and 7.3 hereof.

7.2          Indemnity by the Optionee

(a)
The Optionee hereby agrees to indemnify and save the Optionor harmless from and against any claims, demands, actions, causes of action, damage, loss, deficiency, cost, liability and expense which may be made or brought against the Optionor or which the Optionor may suffer or incur as a result of, in respect of or arising out of:

(i)
any non-performance or non-fulfillment of any covenant or agreement on the part of the Optionee contained in this Agreement or in any document given in order to carry out the transactions contemplated hereby;

(ii)
any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Optionee contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby; and

(iii)	all reasonable costs and expenses including, without limitation, reasonable legal fees on a substantial indemnity basis, incidental to or in respect of the foregoing.

(b)	The obligations of indemnification by the Optionee pursuant to paragraph (a) of this section will be:

(i)	subject to the limitations referred to in section 4.2 hereof with respect to the survival of the representations and warranties by the Optionee; and

(ii)	subject to the limitations referred to in sections 4.3 and 7.3 hereof.

7.3           Provisions Relating to Indemnity Claims

The following provisions will apply to any claim by the either the Optionor or the Optionee (the "Indemnified Party") for indemnification by the other (the "Indemnifying Party") pursuant to section 7.1 or 7.2 hereof, as the case may be (hereinafter, in this section, called an "Indemnity Claim").

(a)
Promptly after becoming aware of any matter that may give rise to an Indemnity Claim, the Indemnified Party will provide to the Indemnifying Party written notice of the Indemnity Claim specifying (to the extent that information is available) the factual basis for the Indemnity Claim and the amount of the Indemnity Claim or, if an amount is not then determinable, an estimate of the amount of the Indemnity Claim, if an estimate is feasible in the circumstances.

(b)
If an Indemnity Claim relates to an alleged liability to any other person (hereinafter, in this section, called a "Third Party Liability"), including without limitation any governmental or regulatory body or any taxing authority, which is of a nature such that the Indemnified Party is required by applicable law to make a payment to a third party before the relevant procedure for challenging the existence or quantum of the alleged liability can be implemented or completed, then the Indemnified Party may, notwithstanding the provisions of paragraphs (c) and (d) of this section, make such payment and forthwith demand reimbursement for such payment from the Indemnifying Party in accordance with this Agreement; provided that, if the alleged liability to the third party as finally determined upon completion of settlement negotiations or related legal proceedings is less than the amount which is paid by the Indemnifying Party in respect of the related Indemnity Claim, then the Indemnified Party shall forthwith following the final determination pay to the Indemnifying Party the amount by which the amount of the liability as finally determined is less than the amount which is so paid by the Indemnifying Party.

(c)
The Indemnified Party shall not negotiate, settle, compromise or pay (except in the case of payment of a judgment) any Third Party Liability as to which it proposes to assert an Indemnity Claim, except with the prior consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), unless there is a reasonable possibility that such Third Party Liability may materially and adversely affect the condition of the Optioned Assets or the Indemnified Party, in which case the Indemnified Party shall have the right, after notifying the Indemnifying Party, to negotiate, settle, compromise or pay such Third Party Liability without prejudice to its rights of indemnification hereunder.

(d)
With respect to any Third Party Liability, provided the Indemnifying Party first admits the Indemnified Party's right to indemnification for the amount of such Third Party Liability which may at any time be determined or settled, then in any legal, administrative or other proceedings in connection with the matters forming the basis of the Third Party Liability, the following procedures will apply:

(i)
except as contemplated by subparagraph (iii) below, the Indemnifying Party will have the right to assume carriage of the compromise or settlement of the Third Party Liability and the conduct of any related legal, administrative or other proceedings, but the Indemnified Party shall have the right and shall be given the opportunity to participate in the defence of the Third Party Liability, to consult with the Indemnifying Party in the settlement of the Third Party Liability and the conduct of related legal, administrative and other proceedings (including consultation with counsel) and to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party;

(ii)
the Indemnifying Party will co-operate with the Indemnified Party in relation to the Third Party Liability, will keep it fully advised with respect thereto, will provide it with copies of all relevant documentation as it becomes available, will provide it with access to all records and files relating to the defence of the Third Party Liability and will meet with representatives of the Indemnified Party at all reasonable times to discuss the Third Party Liability, and

(iii)
notwithstanding subparagraphs (i) and (ii), the Indemnifying Party will not settle the Third Party Liability or conduct any legal, administrative or other proceedings in any manner which could, in the reasonable opinion of the Indemnified Party, have a material adverse affect on the condition of the Optioned Assets or the Indemnified Party, except with the prior written consent of the Indemnified Party.

(e)
If, with respect to any Third Party Liability, the Indemnifying Party does not admit the Indemnified Party's right to indemnification or decline to assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability, then the following provisions will apply:

(i)
the Indemnified Party, at its discretion, may assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability and may defend or settle the Third Party Liability on such terms as the Indemnified Party, acting in good faith, considers advisable, and

(ii)
any cost, lost, damage or expense incurred or suffered by the Indemnified Party in the settlement of such Third Party Liability or the conduct of any legal, administrative or other proceedings shall be added to the amount of the Indemnity Claim.

7.4           Right of Set-Off

The Optionee shall have the right to satisfy any amount from time to time owing by it to the Optionor by way of set-off against any amount from time to time owing by the Optionor to the Optionee, including any amount owing to the Optionee pursuant to the Optionor's indemnification pursuant to section 7.1 hereof.

Article 8
General Provisions

8.1           Further Assurances

Each of the Optionor and the Optionee hereby covenants and agrees that at any time and from time to time after the Transfer Date it will, upon the request of the others, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

8.2           Remedies Cumulative

The rights and remedies of the parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law.  Any single or partial exercise by any party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach.

8.3           Notices

(a)
Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is:

(i)	delivered personally;

(ii)	sent to the party entitled to receive it by registered mail, postage prepaid, or by courier; or

(iii)	sent by facsimile.

(b)	Notices shall be sent to the following addresses or facsimile numbers:

(i)	in the case of the Optionee;

1675 East Prater Way
Suite 102
Sparks, Nevada 89434

Attention:      Tom Klein, CEO

with a copy to (such copy shall not constitute notice)

Bullivant Houser Bailey PC
1415 L Street, Suite 1000
Sacramento, CA 95814
Attention: Scott E. Bartel

(c)	in the case of the Optionor:

c/o Mhakari Gold Corp.
141 Davisville Ave.
Suite 506
Toronto, Ontario
Attention:     Sheldon Davis, President
with a copy to (such copy shall not constitute notice)

Fogler, Rubinoff LLP
95 Wellington Street West, Suite 1200
Toronto, Ontario
M5J 2Z9

Attention:      Aaron Sonshine
Fax:                 416.941.8852

or to such other address or facsimile number as the party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this section, have communicated to the party giving or sending or delivering such notice, designation, communication, request, demand or other document.

(d)	Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

(i)	if delivered personally as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

(ii)
if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received (but not actually received) on the fourth Business Day following the date of mailing, unless at any time between the date of mailing and the fourth Business Day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown, affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same shall be deemed to have been given, sent, delivered and received in the ordinary course of the mails, allowing for such discontinuance or interruption of regular postal service, and

(e)	if sent by facsimile, be deemed to have been given, sent, delivered and received on the date the sender receives the telecopy answer back confirming receipt by the recipient.

8.4           Counterparts

This Agreement may be executed (by original or facsimile transmission) in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

8.5           Expenses of Parties

Except as otherwise provided herein, each of the parties hereto shall bear all expenses incurred by it in connection with this Agreement.

8.6           Brokerage and Finder's Fees

It is understood and agreed that no broker, agent or other intermediary acted for either the Optionor or the Optionee in connection with the sale or purchase of the Optioned Assets and no such party is entitled to a commission, brokerage or finder's fee in connection with the transactions contemplated herein.

8.7           Announcements

No announcement with respect to this Agreement will be made by any party hereto without the prior approval of the other parties.  The foregoing will not apply to any announcement by any party required in order to comply with laws pertaining to timely disclosure, provided that such party consults with the other parties before making any such announcement.

8.8           Successors and Assigns

The rights of the Optionor hereunder shall not be assignable without the written consent of the Optionee.  The rights of the Optionee hereunder shall not be assignable without the written consent of the Optionor.  Subject to the foregoing, this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.9           Entire Agreement

This Agreement and the schedules referred to herein constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.  None of the parties hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or in the schedules, documents and instruments to be delivered on or before the Transfer Date pursuant to this Agreement.  The parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the schedules, documents and instruments to be delivered on or before the Transfer Date, they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement or in such schedules, documents or instruments.

8.10         Waiver

Any party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Transfer Date; provided, however, that such waiver shall be evidenced by written instrument duly executed on behalf of such party.

8.11         Amendments

No modification or amendment to this Agreement may be made unless agreed to by the parties hereto in writing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES FOLLOW.]

IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the day and year first written above.

GOLDEN PHOENIX MINERALS, INC.

by:
Name: Thomas Klein Title: Chief Executive Officer (I have authority to bind the company)

MHAKARI GOLD (NEVADA) INC.

by:
Name: Sheldon Davis Title: President (I have authority to bind the company)

SCHEDULE "A"
DESCRIPTION OF THE OPTIONED ASSETS

See attached.

SCHEDULE "B"
TERMS OF NET SMELTER RETURN ROYALTY

The following terms shall govern the payment of the net smelter return royalty payable to a minority interest holder in the Optioned Assets whose ownership interest is reduced to 1% or less, as contemplated by Section 2.5(c) of the Agreement:

1.	In this exhibit:

(a)
"Metal Price" means for any Product the lower of the "LME cash" or the "3 months" price as per the Metal Bulletin published by the London Metal Exchange.  If trading on the London Metal Exchange is discontinued or interrupted, the Owner shall utilize a comparable commodity quotation, reasonably acceptable to the Payee, for the purposes of calculating the Net Smelter Returns;

(b)
"Net Smelter Returns" means for any period, the gross proceeds received by the Owner for all Product that is irrevocably and unconditionally sold by the Owner and credited to the account of the Owner by a smelter, refiner or other bona fide purchaser during the subject period (without deduction in respect of any other royalty in respect of the Mhakari Claims Excluding Vanderbilt) less the following expenses if actually incurred by the Owner:

(i)
sales, use, gross receipt and severance taxes and all mining taxes, payable by the Owner or other operator of the Mhakari Claims Excluding Vanderbilt, that are based directly upon, and actually assessed against, the value or quantity of Product sold or otherwise disposed of from the Mhakari Claims Excluding Vanderbilt; but excluding any and all taxes based upon the net or gross income of the Owner or other operator of the Mhakari Claims Excluding Vanderbilt, the value of the Mhakari Claims Excluding Vanderbilt or the privilege of doing business, and other taxes assessed on similar basis;

(ii)
charges and costs, if any, for transportation (including but not limited to, direct insurance costs while in transit) of the Product from the Mhakari Claims Excluding Vanderbilt to places where such Product are smelted, refined and/or sold or otherwise disposed of; and

(iii)
charges, costs (including assaying, sampling and sales costs) and all penalties, if any, charged by a smelter or refiner of the Product; but, if smelting and/or refining are carried out in facilities owned or controlled, in whole or in part, by the Owner, then the charges and costs for such smelting or refining of such Product shall be the lesser of : (A) the charges and costs the Owner would have incurred if such smelting or refining was carried out at the facilities that are not owned or controlled by the Owner and that are offering comparable services for comparable products; and (B) the actual charges and costs incurred by the Owner with respect to such smelting and refining;

(c)	"Owner" means the party paying the Royalty;

(d)	"Payee" means the party receiving the Royalty;

(e)	"Processor" means any smelter, refiner or other processor, purchaser or other user of the Product.

(f)
"Product" means all metals and minerals mined or otherwise recovered from the Mhakari Claims Excluding Vanderbilt, whether in the form of doré, concentrates, tailings or otherwise, and all beneficiated or derivative products thereof;

(g)	"Royalty" means the amounts payable from time to time to the Payee and calculated as 1.00% of Net Smelter Returns, as described in Section 2.2 of this Agreement.

2.
Payment of the Royalty by the Owner to the Payee shall be made periodically within fifteen (15) days after receipt by the Owner of any funds pertaining to the Mhakari Claims Excluding Vanderbilt from any smelter or refiner.  A statement containing pertinent information in sufficient detail to explain the calculation of the Royalty payment will be provided to the Payee within 30 days following the end of each fiscal quarter (the "applicable period") of the Owner.

3.
With respect to precious metals produced from the Mhakari Claims Excluding Vanderbilt, the Payee may, at its option, elect to receive payment of the Royalty in-kind at the time such precious metals are produced at the refinery where the final product is produced.  The value of any in-kind payment of the Royalty hereunder shall be based on the Metal Price at the time the Royalty payment is due and payable.